An Amended and Restated Merger Agreement with Siris

Team -

Today we announced that Web.com has entered into an amended agreement to be acquired by Siris Capital Group, LLC for $28.00 per share in cash. This is an increase from the original agreement of $25.00 per share in cash as announced on June 21.

During the “go-shop” process - that period of time when Web.com could seek proposals from other potential acquirers - the company received an acquisition proposal from another financial bidder. Siris had a matching right under the merger agreement and several rounds of negotiations ensued. This resulted in the company and Siris entering into an amended and restated merger agreement for $28.00 per share in cash.

Under the terms of the amended and restated merger agreement, the other financial bidder can still put in a topping bid. In the event Web.com accepts a higher offer, it will have to pay a higher termination fee to Siris.

Our transaction with Siris is still expected to close in the fourth quarter of 2018, subject to approval by our stockholders, along with customary closing conditions.

We'll continue to update you as this transaction moves closer to completion. Until then, thank you for what you do for our customers and for Web.com.

Best regards,

David

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING STATEMENTS

This communication contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and these include statements using the words such as will and expected, and similar statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of Web.com. Risks and uncertainties include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Web.com’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Web.com, and the receipt of certain governmental and regulatory approvals, (iii) the failure of Parker Private Holdings II, LLC and Parker Merger Sub, Inc. to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the merger agreement or otherwise, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (v) the effect of the announcement or pendency of the transaction on Web.com’s business relationships, operating results, and business generally, (vi) risks that the proposed transaction disrupts current plans and operations of Web.com and potential difficulties in Web.com employee retention as a result of the transaction, (vii) risks related to diverting management’s attention from Web.com’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against Web.com or Parker Private Holdings II, LLC or Parker Merger Sub, Inc. related to the merger agreement or the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Web.com described in the “Risk Factors” section of Web.com’s Annual Report on Form 10-K for the year ended December 31, 2017, and in Web.com’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on February 23, 2018, and May 4, 2018, respectively, and other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov and https://ir.web.com/financial-information/sec-filings Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Web.com assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Web.com does not give any assurance that it will achieve its expectations.

IMPORTANT INFORMATION AND WHERE YOU CAN FIND IT

In connection with the proposed transaction, Web.com intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. INVESTORS AND SECURITY HOLDERS OF WEB.COM ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WEB.COM, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that Web.com files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Web.com will be available free of charge on Web.com’s investor relations website at https://ir.web.com/financial-information/sec-filings or by contacting Web.com’s Investor Relations Department at Ira.Berger@web.com.

PARTICIPANTS IN THE SOLICITATION

Web.com and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Web.com in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding Web.com’s directors and executive officers is also included in Web.com’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2018. These documents are available free of charge as described above.

NO OFFER OR SOLICITATION

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.